Exhibit 99.1
Madison Bancorp, Inc. Reports Results
for Quarter Ended September 30, 2010
For More Information Contact
Michael P. Gavin
(410) 529-7400
Madison Bancorp, Inc.
Madison Square FSB
Madison Bancorp, Inc., (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a net loss of $17,000 for the three month period ended September 30, 2010 which represents the second quarter in its fiscal year, as compared to a net loss of $199,000 for the three months ended September 30, 2009.
The net loss for the six months ended September 30, 2010 was $17,000, as compared to a net loss of $613,000 for the six months ended September 30, 2009.
During the six months ended September 30, 2010, the Company benefited from increased net interest income. The increase in earnings was also impacted by the improvement in noninterest revenue during both periods as compared to comparable periods in 2009. Also, the Company recognized a $150,000 charge in credit losses during the six months ended September 30, 2009 on certain private label mortgage backed securities deemed by management to be “Other Than Temporary Impaired” (OTTI). These OTTI charges were not required in the six months ended September 30, 2010.
Total assets increased to $153.7 million at September 30, 2010 from $146.9 million at March 31, 2010. Total deposits increased to $143.7 million at September 30, 2010 from $137.0 million at March 31, 2010.
President and Chief Executive Officer Michael P. Gavin commented, “We are encouraged by operating results for the most recently completed quarter as compared to the previous year; however, we recognize there are still actions needed to return to profitability during this challenging time in the banking industry. We remain well capitalized and feel confident in operating during these difficult economic conditions.”
Madison Bancorp, Inc., the holding company for Madison Square Federal Savings Bank, closed its stock offering on Wednesday, October 6, 2010. Shares of Madison Bancorp common stock are trading on the OTC Electronic Bulletin Board.
A total of 608,116 shares of common stock were sold in the subscription and community offerings at the price of $10.00 per share.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described on Madison Bancorp’s Registration Statement on Form S-1, as amended, filed with the US Securities and Exchange Commission (the SEC), which the SEC declared effective on August 12, 2010. Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.
Consolidated Statements of Financial Condition

	September 30,	March 31,
	2010	2010
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$20,968,695	$14,311,947
Investment securities, available for sale	35,340,883	33,480,669
Investment securities held-to-maturity	1,566,273	2,283,707
Loans receivable, net	88,773,453	90,336,475
Other real estate owned	434,000	0
Premises and equipment, net	3,893,418	3,983,182
Other assets	2,673,568	2,493,514

Total assets	$153,650,290	$146,889,494

Liabilities
Deposits	$143,746,856	$136,965,267
Other liabilities	650,080	861,200

Total liabilities	144,396,936	137,826,467
Total stockholders’ equity	9,253,354	9,063,027

Total liabilities & stockholders’ equity	$153,650,290	$146,889,494

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest revenue	$1,500,323	$1,696,971	$3,048,190	$3,193,587
Interest expense	581,262	766,883	1,184,109	1,648,047

Net interest income	919,061	930,088	1,864,081	1,545,540
Provision for loan losses	60,315	70,000	111,674	110,000

Net interest income after provision for loan losses	858,746	860,088	1,752,407	1,435,540
Noninterest revenue	112,356	(83,924)	219,748	(25,257)
Noninterest expense	988,099	975,255	1,989,484	2,023,082

Income (loss) before tax expense	(16,997)	(199,091)	(17,329)	(612,799)
Income tax expense	0	0	0	0

Net income (loss) available to common shareholders	$(16,997)	$(199,091)	$(17,329)	$(612,799)

Basic earnings (loss) per common share	N/A	N/A	N/A	N/A

Diluted earnings (loss) per common share	N/A	N/A	N/A	N/A